EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements filed on Form S-8 (Nos. 333-157276, 333-172596, 333-174983, 333-183617, 333-198757 and 333-213407) and on Form S-3 (Nos. 333-161552, 333-166442, 333-166443, 333-173806, 333-174199, 333-189555, 333-212864 and 333-219618) of Flotek Industries, Inc. and subsidiaries of our reports dated March 8, 2018, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Flotek Industries, Inc. and subsidiaries, which reports appear in the Form 10-K of Flotek Industries, Inc. and subsidiaries for the year ended December 31, 2017 and expresses an unqualified opinion, and to the reference to our firm under the heading "Experts" in such Registration Statements.

/s/ Moss Adams LLP

Houston, Texas
March 8, 2018